EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE Ltd. for the registration of 3,000,000 of its ordinary shares under its 2016 Share Incentive Plan of our report dated March 30, 2018 with respect to the consolidated financial statements of NICE Ltd., and the effectiveness of internal control over financial reporting of NICE Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 30, 2018.

/s/ KOST, FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
 December 20, 2018